Exhibit 2.1

SECOND AMENDMENT TO

STOCK PURCHASE AGREEMENT

This Second Amendment to Stock Purchase Agreement (this “Amendment”), dated as of August 21, 2022, is entered into by and among CLP Luminex Holdings, LLC, a Delaware limited liability company (“Seller”), Luminex Home Décor & Fragrance Holding Corporation, a Delaware corporation (the “Company”), and Global Consumer Acquisition Corp., a Delaware corporation (“Purchaser”). Capitalized and other defined terms used in this Amendment and not otherwise defined herein have the respective meanings given to them in the Original Purchase Agreement (as defined below).

RECITALS

WHEREAS, Seller, the Company and Purchaser entered into that certain Stock Purchase Agreement, dated as of December 13, 2021, as amended by the First Amendment to Stock Purchase Agreement dated as of June 24, 2022 (together, the “Original Purchase Agreement”); and

WHEREAS, in accordance with Section 10.2(a) of the Original Purchase Agreement, Seller, the Company and Purchaser desire to amend the Original Purchase Agreement as provided in this Amendment.

NOW, THEREFORE, in consideration of the mutual covenants and promises set forth in this Amendment, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, hereby agree as follows:

1. Section 1.1 of the Original Purchase Agreement. Section 1.1 of the Original Purchase Agreement is hereby amended to insert the defined terms below in alphabetical order with the defined terms contained therein:

“Estimated Purchase Price Shortfall” means an amount, if any, equal to the difference of the Estimated Purchase Price minus the Purchaser Closing Cash.

“Purchaser Closing Cash” means (a) the amount of cash available in the Trust Account immediately prior to the Closing after deducting (i) the amount required to satisfy the Purchaser Redemption Amount and (ii) Purchaser Cash Amount, plus (b) the cash proceeds of any equity investments (including any private investments in public equity) on Purchaser or other debt, equity or structured financing sources in connection with the Closing that are actually received by Purchaser, the Company and/or any of Subsidiaries from financing sources other than Seller or its Affiliates prior to or concurrently with the Closing.

“Purchaser Cash Amount” means (a) $114,500,000 plus (b) the amount required to pay off in full the Closing Funded Debt set forth on Schedule 7.2(j) at the Closing.

“Purchaser Redemption Amount” means all amounts payable to public holders of shares of Purchaser Common Stock from the Trust Account at or prior to the Closing pursuant to the exercise of redemption rights.

“Third Party Proceeds” has the meaning set forth in Section 7.3(h).

2.	Funding of Estimated Purchase Price Shortfall.

(a)                Notwithstanding anything to the contrary in the Original Purchase Agreement (including in Section 2.2 thereof), any Estimated Purchase Price Shortfall at the Closing shall be paid in a promissory note in the form attached hereto as Exhibit A (the “Seller Note”). If the Estimated Purchase Price Shortfall is a positive number, then Purchaser shall deliver to Seller the duly executed Seller Note at the Closing.

(b)                No later than five (5) Business Days prior to the Closing, Purchaser shall notify Seller in writing of the Purchaser Closing Cash and provide Seller with the calculation thereof, together with all supporting information and materials used in such calculation, and, upon determination of the Estimated Purchase Price as set forth in Section 2.2(a) of the Original Purchase Agreement, Purchaser shall notify Seller of the Estimated Purchase Price Shortfall.

3.                   Sale Leaseback Transaction. Purchaser acknowledges that Seller and the Company are contemplating a sale leaseback transaction for the property located at 250 Eastern Ave., Leesburg, Ohio (the “Sale Leaseback”). Purchaser hereby waives any misrepresentation, breach, failure or violation of, or other effect upon, any representation, warranty, condition or covenant in the Original Purchase Agreement resulting from, arising out of or relating to the Sale Leaseback, but only to the extent that, without the prior written consent of Purchaser, (a) no Sale Leaseback is pursued with any party who has executed a signed confidentiality agreement with Purchaser as provided by Purchaser to Seller and (b) no binding commitment or definitive agreements are entered into by or on behalf of Seller or the Company or any of their respective Affiliates before the Closing (or earlier termination of the Original Purchase Agreement, as amended by this Amendment in accordance with its terms).

4.	Amendments of Section 6.6 of the Original Purchase Agreement.

(a)                Section 6.6(e) of the Original Purchase Agreement is hereby deleted and replaced in its entirety to read as follows:

“Purchaser, with the assistance of the Company, shall use its reasonable best efforts to cause the Proxy Statement to “clear” comments from the SEC. The Offer Documents shall provide the public stockholders of Purchaser with the opportunity to redeem all or a portion of their public shares of Purchaser Common Stock at a price per share equal to the pro rata share of the funds in the Trust Account, all in accordance with and as required by Purchaser’s amended and restated certificate of incorporation, as amended, the Trust Agreement, applicable Law and any applicable rules and regulations of the SEC. In accordance with Purchaser’s amended and restated certificate of incorporation, the proceeds held in the Trust Account will first be used for the redemption of the shares of Purchaser Common Stock held by Purchaser’s public stockholders who have elected to redeem such shares.”

(b)              Section 6.6 of the Original Purchase Agreement is hereby amended to add the following new clauses (i):

“(i) Purchaser shall cause Global Consumer Acquisition LLC, the Purchaser’s initial public offering sponsor, to deposit into the Purchaser’s trust account the amount required by the Purchaser’s amended and restated certificate of incorporation to extend the period of time the Purchaser has to complete a business combination for an additional three (3) months period, from September 11, 2022 to December 11, 2022.”

5.                   Amendment of Schedule 1.1(a) of the Original Purchase Agreement. The information set forth on Schedule 1.1(a) of the Original Purchase Agreement is hereby deleted and replaced in its entirety with the information set forth on Annex 1 attached hereto.

6.                   Amendment of Section 7.1(d) of the Original Purchase Agreement. Section 7.1(d) of the Original Purchase Agreement is hereby deleted and replaced in its entirety to read as follows:

“Purchaser shall (i) after giving effect to any redemption of shares of Purchaser Common Stock in connection with the transactions contemplated by this Agreement, have consolidated net tangible assets of at least $5,000,001 either immediately prior to or upon consummation of the Acquisition or (ii) be otherwise exempt from the provisions of Rule 419 promulgated under the Securities Act.”

7.                   Amendment of Schedule 7.2(j) of the Original Purchase Agreement. The information set forth on Schedule 7.2(j) of the Original Purchase Agreement is hereby deleted and replaced in its entirety with the information set forth on Annex 2 attached hereto.

8.                   Amendment of Section 7.3 of the Original Purchase Agreement. Section 7.3 of the Original Purchase Agreement is hereby amended to add the following new clauses (h) and (i):

“(h) Purchaser shall have received from financing sources other than Seller or its Affiliates executed definitive agreements for the equity, debt or structured financing of Purchaser or its post-Closing Subsidiaries, which may be in the form of term notes, a sale lease back transaction or anti- redemption arrangements, that would generate for Purchaser and/or the Company or any of its Subsidiaries in connection with the Closing cash proceeds of at least $180,000,000 in the aggregate (such cash proceeds, the “Third Party Proceeds”).”

“(i) Purchaser shall have received the Third Party Proceeds prior to or concurrently with the Closing.”

9.                  Amendment of Section 8.1(a) of the Original Purchase Agreement. Section 8.1(a) of the Original Purchase Agreement is hereby deleted and replaced in its entirety to read as follows:

“(a) In the event that (i) the Closing of the transactions contemplated hereunder has not occurred by December 11, 2022 (the “Outside Closing Date”); and (ii) the material breach or violation of any representation, warranty, covenant or obligation under this Agreement by the party (i.e., Purchaser, on one hand, or Seller, on the other hand) seeking to terminate this Agreement was not the cause of, or resulted in, the failure of the Closing to occur on or before the Outside Closing Date, then Purchaser or Seller, as applicable, shall have the right, at its sole option, to terminate this Agreement without liability to the other party. Such right may be exercised by Purchaser or Seller, as the case may be, giving written notice to the other at any time after the Outside Closing Date. For the avoidance of doubt, Purchaser shall be deemed to have been the cause of, and resulted in, the failure of the Closing to occur on or before the Outside Closing Date should Amendment no. 5 to the Proxy Statement not be filed by August 26, 2022.”

10.                  Representations and Warranties of Seller and the Company. Each of Seller and the Company hereby represents and warrants to Purchaser as of the date of this Amendment and as of the Closing Date as follows:

(a)                Seller has the limited liability company power and authority to execute and deliver this Amendment and to consummate the transactions contemplated hereby. The execution and delivery by Seller of this Amendment and the consummation by Seller of the transactions contemplated hereby have been duly authorized by all necessary limited liability company action on the part of Seller. No other proceedings on the part of Seller are necessary to authorize this Amendment or to consummate the transactions contemplated hereby. This Amendment has been duly executed and delivered by Seller and, assuming the due authorization, execution and delivery by each of the other parties hereto, this Amendment constitutes a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, subject to the Enforceability Exceptions.

(b)                 The Company has all requisite corporate power and authority to execute and deliver this Amendment and to consummate the transactions contemplated hereby. The execution and delivery by the Company of this Amendment and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company. No other corporate proceedings on the part of the Company are necessary to authorize this Amendment or to consummate the transactions contemplated by this Amendment. This Amendment has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by each of the other parties hereto, this Amendment constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the Enforceability Exceptions.

(c)                None of the execution, delivery or performance by Seller or the Company of this Amendment or the consummation by Seller or the Company of the transactions contemplated hereby does or will (i) contravene or conflict with any provision of the Company Certificate of Incorporation or Bylaws of the Company or the organizational or constitutive documents of Seller or any other member of the Company Group, (ii) contravene or conflict with or constitute a violation of any provision of any Law or Order binding upon or applicable to Seller or any member of the Company Group or to any of their respective properties, rights or assets, (iii) (A) require consent, approval or waiver under, (B) constitute a default under or breach of (with or without the giving of notice or the passage of time or both), (C) violate, (D) give rise to any right of termination, cancellation, amendment or acceleration of any right or obligation of any member of the Company Group or to a loss of any material benefit to which any member of the Company Group is entitled, in the case of each of clauses (A)–(D), under any provision of any Permit, Contract or other instrument or obligations binding upon any member of the Company Group or any of their respective properties, rights or assets, (iv) result in the creation or imposition of any Lien (except for Permitted Liens) on any of any Company Group’s properties, rights or assets, (v) require any consent, approval or waiver from any Person pursuant to any provision of the Company Certificate of Incorporation or Bylaws of the Company or the organizational or constitutive documents of any other member of the Company Group, or (vi) result in the imposition of any Lien upon the Company Shares (other than Liens under the Closing Funded Debt and restrictions on the subsequent transfer of the Company Shares by Purchaser imposed under applicable securities laws).

11.                  Representations and Warranties of Purchaser. Purchaser hereby represents and warrants to Seller and the Company as of the date of this Amendment and as of the Closing Date as follows:

(a)                Purchaser has all requisite corporate power and authority to execute and deliver this Amendment and to consummate the transactions contemplated hereby (other than, in the case of the Acquisition, the receipt of the Purchaser Stockholder Approval). The execution and delivery by Purchaser of this Amendment and the consummation by Purchaser of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Purchaser. No other corporate proceedings on the part of Purchaser are necessary to authorize this Amendment or to consummate the transactions contemplated hereby (other than, in the case of the Acquisition, the receipt of the Purchaser Stockholder Approval). This Amendment has been duly executed and delivered by Purchaser and, assuming the due authorization, execution and delivery by each of the other parties hereto, this Amendment constitutes a legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, subject to the Enforceability Exceptions.

(b)                The execution, delivery and performance by Purchaser of this Amendment or the consummation by Purchaser of the transactions contemplated hereby do not and will not (i) contravene or conflict with the organizational or constitutive documents of Purchaser, (ii) contravene or conflict with or constitute a violation of any provision of any Law or any Order binding upon Purchaser, (iii) (A) require consent, approval or waiver under, (B) constitute a default under or breach of (with or without the giving of notice or the passage of time or both), (C) violate, (D) give rise to any right of termination, cancellation, amendment or acceleration of any right or obligation of Purchaser, in the case of each of clauses (A)-(D), under any provision of any Permit, Contract or other instrument or obligations binding upon Purchaser, or (iv) except for the Purchaser Stockholder Approval, require any consent, approval or waiver from any Person.

12.               No Waiver. No waiver of any breach or default hereunder shall be considered valid unless in writing, and no such waiver shall be deemed a waiver of any subsequent breach or default of the same or similar nature.

13.	Miscellaneous.

(a)                Entire Agreement. The Original Purchase Agreement, as amended by this Amendment, together with the Additional Agreements, sets forth the entire agreement of the parties with respect to the subject matter hereof and thereof and supersedes all prior and contemporaneous understandings and agreements related thereto (whether written or oral), all of which are merged herein.

(b)                Ratification. This Amendment shall form a part of the Original Purchase Agreement for all purposes, and each party thereto and hereto shall be bound hereby. From and after the execution of this Amendment by the parties hereto, each reference in the Original Purchase Agreement to “this Agreement,” “hereof,” “hereunder,” “herein,” “hereby” or words of like import referring to the Original Purchase Agreement shall mean and be a reference to the Original Purchase Agreement as amended by this Amendment. Except as amended hereby, the terms and provisions of the Original Purchase Agreement shall remain unchanged and in full force and effect. In the event of any conflict between the terms of the Original Purchase Agreement and the terms of this Amendment, the terms of this Amendment shall govern and control.

(c)                Counterparts; Electronic Signatures. This Amendment may be executed in counterparts, each of which shall constitute an original, but all of which shall constitute one agreement. This Amendment shall become effective upon delivery to each party of an executed counterpart or the earlier delivery to each party of original, photocopied, or electronically transmitted signature pages that together (but need not individually) bear the signatures of all other parties.

(d)                Governing Law. This Amendment and all disputes or controversies arising out of or relating to this Amendment or the transactions contemplated hereby, including the applicable statute of limitations, shall be governed by and construed in accordance with the Laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the Law of any jurisdiction other than the State of New York.

(e)                Incorporation by Reference. The provisions of Article X of the Original Purchase Agreement are hereby incorporated by reference herein mutatis mutandis.

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* * * * *

IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, have duly executed this Amendment as of the day and year first above written.

PURCHASER:

GLOBAL CONSUMER ACQUISITION CORP.

By:	/s/ Rohan Ajila
Name: Rohan Ajila
Title: Chief Executive Officer

SELLER:

CLP LUMINEX HOLDINGS, LLC

By:	/s/ Mayank Singh
Name: Mayank Singh
Title: Authorized Signatory

COMPANY:

LUMINEX HOME DÉCOR & FRAGRANCE HOLDING CORPORATION

By:	/s/ Scott Meader
Name: Scott Meader
Title: Chief Executive Officer

Exhibit A

Seller Note

THIS UNSECURED SUBORDINATED PROMISSORY NOTE (THIS “NOTE”) HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), AND MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS A REGISTRATION STATEMENT UNDER THE ACT WITH RESPECT TO THIS NOTE HAS BECOME EFFECTIVE OR UNLESS THE HOLDER (AS DEFINED BELOW) ESTABLISHES TO THE SATISFACTION OF THE MAKER (AS DEFINED BELOW) THAT AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE.

THIS NOTE AND THE INDEBTEDNESS EVIDENCED BY THIS NOTE ARE SUBORDINATE IN THE MANNER AND TO THE EXTENT SET FORTH IN SECTION 4.

UNSECURED SUBORDINATED PROMISSORY NOTE

$[_______][1]	[______], 2022 (the “Issuance Date”)

FOR VALUE RECEIVED, the undersigned, Global Consumer Acquisition Corp., a Delaware corporation (the “Maker”), hereby promises to pay to an account designated in writing by CLP Luminex Holdings, LLC, a Delaware limited liability company (the “Holder”), in lawful money of the United States of America, in immediately available funds to such account, the principal amount of $[_______] pursuant to the terms set forth herein. This Note is delivered in connection with the Stock Purchase Agreement, dated as of December 13, 2021 (as amended by the certain First Amendment to Stock Purchase Agreement, dated as of June 24, 2022 and that certain Second Amendment to Stock Purchase Agreement, dated as of August [__], 2022, the “Purchase Agreement”), by and among the Maker, Luminex Home Décor & Fragrance Holding Corporation, a Delaware corporation (the “Company”) and the Holder.

1. Interest. The principal amount of this Note shall bear interest at a fixed rate of 12.00% per annum and shall be payable at the time the principal amount of this Note is due and payable. Interest will be calculated on the basis of a 365-day year.

2. Upfront Fee. The Maker shall pay to the Holder an upfront free in an aggregate amount equal to $[____]2 , which shall be due and paid-in-kind on the Issuance Date by adding and capitalizing the full amount of such fee to the outstanding principal amount of this Note.

3. Payment. The principal amount of this Note, plus any accrued and unpaid interest shall, if not sooner paid, be due and payable in one installment on [_____], 20233 (the “Maturity Date”); provided that, the Holder may extend the Maturity Date in its sole discretion. The Maker shall have the right at any time and from time to time to prepay, in whole or in part, without premium or penalty, the unpaid principal amount of this Note, subject to the terms of Section 4(b). Notwithstanding anything contained herein to the contrary, in the event that any payment is due on a date that is not a Business Day (as defined below), then the payment shall be due on the first Business Day following such date. For purposes of this Note, “Business Day” means any day other than a Saturday, Sunday or day on which commercial banks are closed in New York City, New York.

[1]	NTD: Amount of note to equal the Estimated Purchase Price Shortfall.

[2]	NTD: To be 10% of the note amount.

[3]	NTD: To be 1 year from the Issuance Date.

4.	Subordination.

(a)                The Holder acknowledges and agrees that any and all obligations of the Maker under this Note to the Holder shall be subordinate in right of payment to the payment in full of all Senior Indebtedness (as defined below), provided that all amounts payable under this Note shall be “permitted payments” under such Senior Indebtedness. For purposes of this Note, “Senior Indebtedness” means all indebtedness of, or guaranteed by, the Maker and the Company (together with any future subsidiaries of the Maker that become obligors in respect of the Senior Indebtedness, “Senior Credit Parties”), for money borrowed pursuant to [DESCRIBE CREDIT FACILITIES]4 including, without limitation, (i) all principal of and interest (including such interest as may accrue after the initiation of bankruptcy proceedings, without regard as to whether such interest is an allowed claim in such bankruptcy proceedings) on such indebtedness, (ii) all refinancings, renewals, replacements, extensions or other modifications thereof (provided the same do not create further restrictions on the ability of the Maker to pay amounts hereunder when due), and (iii) all premiums, fees and expenses owing by the Senior Credit Parties to a lender, holder, purchaser, agent, arranger, underwriter or similar person in respect of such indebtedness (each such person, a “Senior Lender”).

(b)                If an event of default under any Senior Indebtedness has occurred and is continuing or would arise from the making of any payment under this Note, so long as such event of default continues, then the Maker shall not make, and the Holder shall not accept or retain from the Maker, directly or indirectly, in cash or other property, by set-off or in any other manner, payment of all or any part of the obligations evidenced by this Note. Upon any distribution to creditors of the Maker in a liquidation or dissolution of the Maker in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to such Maker or its property, in an assignment for the benefit of creditors or any marshalling of the Maker’s assets and liabilities, (i) Senior Lenders are entitled to receive payment in full of all obligations due in respect of such Senior Indebtedness (including interest after the commencement of any such proceeding at the rate specified in the agreements to which such Senior Indebtedness relates) before the Holder shall be entitled to receive any payment with respect to this Note and (ii) until all Senior Indebtedness is indefeasibly paid in full in cash, any distribution to which the Holder would be entitled but for this Section 4(b) shall be made to holders entitled to the benefit of any Senior Indebtedness as their interests may appear. Senior Indebtedness shall continue to be treated as indebtedness senior to the obligations of the Maker under this Note and the provisions of this Note shall continue to govern the relative rights and priorities of the holders of Senior Indebtedness and the Holder even if all or part of the Senior Indebtedness or the security interests securing the Senior Indebtedness are subordinated, set aside, avoided or disallowed in connection with any such proceeding and the provisions hereof shall be reinstated if at any time any payment of any Senior Indebtedness is rescinded or must otherwise be returned by any holder of Senior Indebtedness or any agent, designee or nominee of such holder.

(c)                Except as provided in the last sentence of Section 4(b), so long as an event of default referred to in Section 4(b) is continuing and has not been cured or waived and all Senior Indebtedness has not been paid in full in cash and the termination of all commitments under the agreements related to all Senior Indebtedness have not been terminated, the Holder shall not take or continue any action, or exercise any rights, remedies or powers under the terms of this Note, or exercise or continue to exercise any other right or remedy at law or in equity that the Holder might otherwise possess, to collect any amount due and payable in respect of the obligations of the Maker under this Note, including, without limitation, the acceleration of the obligations under this Note, the commencement of any action to enforce payment or foreclosure on any lien or security interest, the filing of any petition in bankruptcy or the taking advantage of any other insolvency law of any jurisdiction. Notwithstanding the immediately foregoing sentence, the Holder may file a proof of claim in any bankruptcy or similar proceeding and may vote such claim in a manner not inconsistent with the terms hereof, and the Holder may seek enforcement of payments that are not prohibited pursuant to the terms of Section 4(b). If the Holder shall attempt to enforce, collect or realize upon any of the obligations of the Maker under this Note in violation of the terms hereof, the holders of Senior Indebtedness may, by virtue of the terms hereof, restrain any such enforcement, collection or realization, either in its own name or in the name of the Holder.

[4]	Note to Loeb: Please provide descriptions of term loan and revolver.

(d)                Nothing contained in this Section 4 is intended to or will impair, as between the Maker and the Holder, the Maker’s obligation, which is absolute and unconditional, to pay the Holder all indebtedness evidenced by this Note as and when due and payable in accordance with its terms, or is intended to or will affect the relative rights of creditors of the Holder other than the holders of Senior Indebtedness.

(e)	Each Senior Lender shall be an express third party beneficiary of the provisions set forth in this Section 4. The provisions of this Section 4 shall not be modified, amended, supplemented or waived without the prior written consent of the Senior Lenders.

5.	Default. The Maker shall be in default under this Note upon the occurrence of any of the following events of default (each, a “Default”):

(a)	the failure to pay any amount due on this Note when due;

(b)                the Maker shall (i) apply for or consent to the appointment of a receiver, trustee, liquidator or custodian of itself or of all or a substantial part of its property, (ii) make a general assignment for the benefit of its or any of its creditors, (iii) be dissolved or liquidated or (iv) commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief concerning itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or consent to any such relief or to the appointment of or taking possession of its property by any official in an involuntary case or other proceeding commenced against it; or

(c)                proceedings for the appointment of a receiver, trustee, liquidator or custodian of the Maker or of all or a substantial part of the property thereof, or an involuntary case or other proceedings seeking liquidation, reorganization or other relief concerning the Maker or the debts thereof under any bankruptcy, insolvency or other similar law now or hereafter in effect shall be commenced and an order for relief entered or such proceeding shall not be dismissed or discharged within 60 days of commencement;

provided, however, that no Default under Section 4(a) shall occur if at the time such payment was prohibited by Section 3.

6.                   Acceleration. Upon the occurrence and during the continuance of a Default, the Holder may declare all liabilities and obligations of the Maker under this Note immediately due and payable (without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived) and, subject to Section 4, the same shall thereupon become immediately due and payable without any further action on the part of the Holder.

7.                   Successors and Assigns. This Note shall bind the Maker and its successors and permitted assigns, and the benefits of this Note shall inure to the benefit of the Holder and its successors and permitted assigns. This Note, and the rights and obligations hereunder, may not be assigned or delegated (in whole or in part) by the Maker or the Holder without the prior written consent of the other party hereto; provided, that, the Holder can assign or transfer this Note to any owner or owners of the Holder or any affiliate of such owner of the Holder without the consent of the Maker so long as such transferee agrees in a written agreement with the Maker to be bound by the terms of this Note, including Section 4. All references herein to the “Maker” and the “Holder” shall be deemed to apply to the Maker and the Holder, respectively, and to their respective successors and permitted assigns.

8.                   Interest Rate Limitation. Nothing contained in this Note or any transaction related to this Note shall be construed or so operate as to require the Maker to pay interest at a greater rate than is now lawful or in such case to contract for, or to make any payment, or to do any act contrary to applicable law. Should any interest or other charges paid by the Maker, or parties liable for the payment of this Note, in connection with the indebtedness evidenced by this Note or any other document delivered in connection with this Note, result in the computation or earning of interest in excess of the maximum legal rate of interest that is legally permitted under applicable law, then any and all such excess shall be, and the same hereby is, waived by the Holder, and any and all such excess shall be automatically credited against and in reduction of the balance due under this Note, and the portion of said excess that exceeds the balance due under this Note shall be paid by the Holder to the Maker.

9.                   Cancellation. After all principal, accrued interest, fees, premium and all other amounts at any time owed on this Note have been paid in full, or otherwise deemed to be $0.00, this Note shall be promptly surrendered to the Maker for cancellation.

10.               Amendment. The provisions of this Note may be modified, amended or supplemented, and the Maker and the Holder may take any action herein prohibited, or omit to perform any act herein required to be performed by it, only by written agreement of the Maker and the Holder. Notwithstanding anything to the contrary herein, the provisions of this Note shall not be modified, amended, supplemented or waived by the parties hereto in a manner materially adverse to the interests of any Senior Lender.

11.               Governing Law and Severability. The provisions of this Note shall be construed according to the internal substantive laws of the State of New York without regard to conflict of laws principles. If any provision of this Note is in conflict with any statute or rule of law of the State of New York or is otherwise unenforceable for any reason whatsoever, then such provision shall be ineffective to the extent of such invalidity and shall be deemed separable from and shall not invalidate any other provision of this Note.

12.               Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS NOTE OR THE TRANSACTIONS CONTEMPLATED HEREBY.

13.               Counterparts. This Note may be executed in separate counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

14.               No Oral Agreements. Each of the Holder and the Maker acknowledges that neither it, nor any agent or attorney of any such party, has made any promise, representation or warranty whatsoever, express or implied, to the other party hereto not contained in this Note, to induce the Maker to execute this Note.

15.               No Set Off. The Maker shall not be entitled to set off any claims it has, or may have, against the Holder, whether arising under the Purchase Agreement, the transactions contemplated thereunder, or otherwise, for or against any amounts owing to the Holder under the Note.

16.               Notice of Default. The Maker will promptly give the Holder notice and particulars of any event of default under the Senior Indebtedness or any event which prevents payment of the amounts due to the Holder hereunder and shall keep the Holder fully informed about such defaults and attempts being made to cure such defaults until all amounts due to the Holder hereunder shall have been paid in full.

[Signature Pages Follow]

IN WITNESS WHEREOF, the Maker has caused this Note to be executed by its officer or representative thereunto duly authorized, as of the date first written above.

MAKER:

GLOBAL CONSUMER ACQUISITION CORP.

By:
Name:
Title:

ACKNOWLEDGED AND AGREED

AS OF THE DATE FIRST WRITTEN ABOVE:

HOLDER:

CLP LUMINEX HOLDINGS, LLC

By:
Name:
Title:

Annex 1

Schedule 1.1(a)

Assumed Funded Debt1

Lender	Debt	Description
Wells Fargo	US Revolver	Amended and Restated Loan and Security Agreement (and related documents) between Wells Fargo Bank, Candle-Lite Company, LLC, PartyLite Worldwide, LLC, PartyLite Gifts, Inc., PartyLite Trading SA, CLP Candle, LLC, Luminex Home Décor and Fragrance Company, LLC (AKA CB Shine Holdings, LLC), Blyth International BV, Blyth Holding B.V., and Blyth UK, LLP, dated May 17, 2016, as amended.
Wells Fargo	Swiss Revolver	Amended and Restated Loan and Security Agreement (and related documents) between Wells Fargo Bank, Candle-Lite Company, LLC, PartyLite Worldwide, LLC, PartyLite Gifts, Inc., PartyLite Trading SA, CLP Candle, LLC, Luminex Home Décor and Fragrance Company, LLC (AKA CB Shine Holdings, LLC), Blyth International BV, Blyth Holding B.V., and Blyth UK, LLP, dated May 17, 2016, as amended.
German Gov’t	KFW Loan (500k Euro)	Promotional Loan Agreement #0030669010 between UniCredit Bank AG and PartyLite GmbH.

1 Subject to lenders’ consent to debt assumption as set forth on Schedule 4.8.

Lender	Debt	Description
Various	Capital Leases as determined in accordance with GAAP.

1. Master Lease Agreement between Crown Credit Company d/b/a Crown Equipment Corporation and Candle-lite Company, LLC dated February 28, 2019.

2. Master Lease Agreement, dated November 20, 2018, by and between Candle-lite Company, LLC, an Illinois limited liability company, and Crown Equipment Corporation, an Ohio corporation d/b/a Crown Credit Company.

3. Equipment Lease Agreement No. 9679141001 between Wells Fargo Vendor Financial Services, LLC and Candle-lite Company, LLC signed March 23, 2018, as amended by that certain Equipment Lease Agreement Amendment, dated December 17, 2019.

4. Master Lease Document containing Equipment Finance Agreement #07314MG19 between Dimension Funding LLC and Candle-lite Company, LLC, dated January 3, 2020.

5. Master Lease Agreement No. 10597 and Equipment Schedule between First Financial Holdings, LLC and Candle-lite Company, LLC dated February 6, 2020; Equipment Schedule No. 10597-001 between First Financial Holdings and Candle- lite Company, LLC, dated February 6, 2020.

6. Master Lease Document containing Equipment Finance Agreement #07409MG19 between Dimension Funding, LLC and Candle-lite Company, LLC signed on February 18, 2020.

7. Equipment Finance Agreement #07848MG20 between Dimension Funding LLC and Candle lite Company, LLC, dated June 3, 2020.

8. Equipment Finance Agreement #07849MG20 between Dimension Funding LLC and Candle lite Company, LLC, dated June 3, 2020.

9. Finance Agreement between First Business Equipment Finance, LLC and Candle-lite Company, LLC signed on March 26, 2020. Amendment to Agreement No. 0002349 between First Business Equipment Finance, LLC and Candle-lite Company, LLC signed on February 11, 2021.

10. Lease Agreement – $1 Purchase Option between Wells Fargo Bank N.A. and Candle- lite Company, LLC signed on March 4, 2021.

Annex 2

Schedule 7.2(j)

Payoff Letters

Prospect	Term Loan A	Loan Agreement (and related documents) between Prospect Capital Corporation and Candle lite Company, LLC, PartyLite Worldwide, LLC, PartyLite Gifts, Inc., Luminex Home Décor & Fragrance Holding Company, Luminex Home Decor & Fragrance Company, LLC, dated January 23, 2018, as amended
Prospect	Term Loan B	Loan Agreement (and related documents) between Prospect Capital Corporation and Candle-lite Company, LLC, PartyLite Worldwide, LLC, PartyLite Gifts, Inc., Luminex Home Décor & Fragrance Holding Company, Luminex Home Decor & Fragrance Company, LLC, dated January 23, 2018, as amended
Wells Fargo (CIBC originated)	Leesburg Mortgage	Loan Agreement between CIBC Inc. and CL Property, LLC, dated April 11, 2019; Open-End Mortgage, Security Agreement and Fixture Filing (and related documents) between CIBC, Inc. and CL Property, LLC, dated April 11, 2019, as assigned.